EXHIBIT 21.1
SUBSIDIARIES OF IMATION CORP.

	Country or State In	Percentage of
	Which Subsidiary	Ownership
	Was Organized	(Note 1)

Imation Enterprises Corp.	Delaware	100
Imation Funding Corp.	Delaware	100
Imation Insurance Ltd.	Bermuda	100
Imation Latin America Corp.	Delaware	100
Imation do Brasil Ltda.	Brazil	100
Imation Chile S.A.	Chile	100
Imation Mexico S.A. de C.V.	Mexico	100
Imation Mercosur Trading S.A.	Uruguay	100
Imation Argentina S.A.C.I.F.I.A.	Argentina	100
Imation Colombia S.A.	Colombia	100
Imation Venezuela, S.A.	Venezuela	100
Imation Canada Inc.	Canada	100
Imation (Thailand) Ltd.	Thailand	100
Imation Holdings Pte Ltd.	Singapore	100
Imation Asia Pacific Pte Ltd.	Singapore	100
Imation ANZ Pty Ltd.	Australia	100
Imation (Shanghai) Co. Ltd.	China	100
Imation (Guangzhou) International Co. Ltd.	China	100
Imation (Tianjin) International Co. Ltd.	China	100
Imation Information Technology (Beijing) Limited	China	100
Imation Hong Kong Limited	Hong Kong	100
Imation India Private Limited	India	100
Imation Corporation Japan	Japan	60	*
Imation Korea, Inc.	Korea	100
Imation (Malaysia) SDN.BHD.	Malaysia	100
Imation Singapore Pte. Ltd.	Singapore	100
Imation Taiwan Ltd.	Taiwan	100
Imation Europe B.V.	Netherlands	100
Imation France S.A.	France	100
Imation Deutschland GmbH	Germany	100
Imation S.p.A.	Italy	100
Imation International B.V.	Netherlands	100
Imation Iberia, S.A.	Spain	100
Imation Middle East FZE	U.A.E.	100
Imation U.K. Limited	United Kingdom	100
Imation Research Ltd.	United Kingdom	100
Global Data Media FZ-LLC	U.A.E.	51	*
MBI International FZ-LLC	U.A.E.	51	*
Glyphic Media Inc.	New York	51	*
MBI International Services Private Ltd.	India	51	*
MBII India Marketing Private Ltd.	India	51	*

Note 1 — Except where noted, the percentage of ownership refers to the total ownership by the indicated parent corporation.

*	Japan and Global Data Media FZ-LLC and its subsidiaries are Joint Ventures